Exhibit 10.6

February 12, 2021

Hi Ursula,

JetBlue is successful because of Crewleaders like you who demonstrate passion, dedication, and a commitment to balancing the interests of our Company, Customers and Shareholders.

As you likely appreciate, the impact of COVID-19 has created an incredibly challenging period for our company, our industry, and all of us as individuals. That said, we want to recognize your significant efforts and contributions despite these challenges with an Executive Retention Award to encourage your continued active employment at JetBlue.

Executive Retention Award: You will be eligible to receive a one-time cash bonus amount of $150,000 on the later of (1) October 31, 2022, OR (2) 30 days following the lapse of CARES Act compensation restrictions, or subsequent legislation establishing similar limitations (such date, the “Payment Date”).
You must remain actively employed with JetBlue through the Payment Date in order to be eligible to receive payment of the award. However, should you retire or experience an involuntary termination prior to the Payment Date, any entitlement to the award will be determined by the Company’s Chief Executive Officer and Chief People Officer as the Company deems appropriate in its sole and exclusive discretion based on the circumstances at the time, with payment , if any, occurring on the Payment Date.

Thank you again for your continued extraordinary efforts during this unprecedented time. We look forward to your future contributions and continued success here at JetBlue.

Best regards,

/s/ Michael Elliott
Michael Elliott
Chief People Officer